P&G


                                                   THE PROCTER & GAMBLE COMPANY
NEWS RELEASE                                       One P&G Plaza
                                                   Cincinnati, OH 45202


                                                           FOR IMMEDIATE RELEASE


                         P&G'S LAFLEY TELLS SHAREHOLDERS
 "WE ARE NOW FOCUSED ON DELIVERING A FULL DECADE OF TOP AND BOTTOM LINE GROWTH"
 ------------------------------------------------------------------------------

     CINCINNATI, Oct. 10, 2006 - Chairman of the Board, President and Chief Executive, A. G. Lafley, addressed The Procter & Gamble Company (NYSE:PG) shareholders at its annual meeting today. Lafley said, "We are now focused on delivering a full decade of industry-leading top and bottom line growth. We have the strategies, strengths and the structure to continue to transform our company in the face of unrelenting change and competition."

STRONG RESULTS IN FISCAL 2006

     Lafley told shareholders that the company delivered on its commitments in fiscal 2006. P&G increased net sales by 20% to more than $68 billion; organic sales increased 7%, excluding the impacts of acquisitions, divestitures, and foreign exchange of 13%. Earnings per share increased 4% to $2.64 despite a minus 8% to 9% dilution impact from the Gillette merger. Excluding the Gillette dilution, P&G earnings per share were up 12% to 13% - ahead of the 10%+ long-term goal.

SUSTAINING GROWTH OVER THE LONG TERM

     "We've met or exceeded P&G's long term sales growth goals for five consecutive years," said Lafley.

     Since 2001, net sales have increased an average of 12% per year. Organic sales have increased an average of 6% per year excluding the impacts of acquisitions, divestitures, and foreign exchange of 6% on average during this period. Total sales have grown from $39 billion to more than $68 billion. Core earnings per share have grown an average of 12% per year. Since 2001, P&G has acquired three leading companies with leading brands in Clairol, Wella and Gillette.

STRATEGIES, STRENGTHS AND STRUCTURE

     Lafley said he is confident the company can deliver on a full decade of growth because of P&G's strategies and strengths, and the company's unique organizational structure.

     P&G's strategies are to:

     o continue to grow its core businesses including leading brands in big growing developed and developing markets, and with winning retail customers around the world;

     o develop faster-growing, higher-margin, more structurally attractive businesses in areas where it has significant potential to achieve global leadership - businesses like beauty, health, personal care and home care.

     o accelerate growth in developing markets and with low income consumers everywhere.

     P&G's core strengths are in shopper and consumer understanding, innovation, branding, go-to-market capability and global scale. These strengths enable it to win with consumers and retail customers.

     P&G's structure makes it the only consumer products company with global business unit profit centers, global Market Development Organizations, and global shared services, all supported by innovative corporate functions.

GILLETTE MERGER IS WORKING

     Lafley also discussed the Gillette merger explaining why he believes it is working so well and what P&G is doing to assure success.

     o Gillette accelerates the shift of P&G's portfolio toward faster-growing, higher margin, more asset-efficient businesses. It has strong, healthy brands with lots of potential to grow. Gillette added five brands with annual sales in excess of one billion dollars to the P&G portfolio.

     o The Gillette integration is happening quickly without disruption or distraction to the balance of P&G's business. P&G is delivering on the cost and revenue synergies that were promised.

     o P&G has focused on preserving the strength and continuity of leadership on the Gillette business by retaining top Gillette talent and employees at every level and in every part of the business. Acceptance rates exceeded 95% for Gillette employees who were offered new roles or asked to stay in their current roles.

     o P&G has adopted best practices from both Gillette and P&G in every critical part of the business. Where P&G is strongest, the P&G approach is being brought to Gillette. Where Gillette is strongest, the Gillette capability is being brought to P&G.

GILLETTE INTEGRATION IS ON TRACK

     Lafley reported that he's pleased with progress on the Gillette integration. The company is on track to deliver financial commitments made at the time of the merger, specifically, $1.0 to $1.2 billion in annual cost synergies before taxes, and about $750 million in revenue synergy growth, by the third year.

     In January 2006, P&G launched the new Gillette Fusion men's shaving system. It has become the biggest new product launch in the U.S. this year with retail sales of more than $220 million through the first seven months.

     By July 1, 2006 - nine months after closing the Gillette deal - P&G had completed business systems integration in 31 countries spanning five of P&G's seven geographic regions. The company is now taking orders, shipping products, receiving payments, tracking financials and handling payroll as a single company in these countries.

     This month, systems integration is occurring in another 14 countries, including the largest region, North America. When completed, nearly 80% of the company's sales will have been integrated.

     Lafley said, "The Gillette merger will make P&G a much stronger company. We are combining the best of both - the best brands, the best technologies, and most importantly, the best people and practices."


ABOUT P&G

     Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Mach3(R), Bounty(R), Dawn(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Oral-B(R), Actonel(R), Duracell(R), Olay(R), Head & Shoulders(R), Wella(R), Gillette(R), and Braun(R). The P&G community consists of over 135,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

FORWARD-LOOKING STATEMENTS

     All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully execute, manage and integrate key acquisitions and mergers, including (i) the Domination and Profit Transfer Agreement with Wella, and (ii) the Company's merger with The Gillette Company, and to achieve the cost and growth synergies in accordance with the stated goals of these transactions; (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability, patent, and intellectual property matters as well as those related to the integration of Gillette and its subsidiaries), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects;
(7) the ability to successfully manage currency (including currency issues in volatile countries), debt, interest rate and commodity cost exposures; (8) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products;
(10) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (11) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (12) the ability to stay close to consumers in an era of increased media fragmentation; and (13) the ability to stay on the leading edge of innovation. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

EXHIBIT 1: NON-GAAP MEASURES

     In accordance with the SEC's Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

     ORGANIC SALES GROWTH. Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.

     The reconciliation of reported sales growth to organic sales:

                                             FISCAL 2006      2001- 2006*
                                             -----------      -----------
                          Net Sales Growth       20%              12%
     Less: Acquisition/Divestiture/Foreign
           Exchange Impact                       13%               6%
                                                 ---              ---
                      Organic Sales Growth        7%               6%

     * Compound average for fiscal 2001 - fiscal 2006


     EARNINGS PER SHARE EXCLUDING GILLETTE. Management views EPS excluding Gillette as a more comparable measure of year-on-year earnings per share growth since the effects of Gillette only impact the current year period.

     The following provides a reconciliation of EPS excluding Gillette in fiscal year 2006 versus fiscal year 2005:

        Diluted EPS per Share (Fiscal 2006)          $2.64
        Gillette Dilution Impact (Fiscal 2006)    $0.20 - $0.23
                                                  -------------
        EPS Excluding Gillette (Fiscal 2006)      $2.84 - $2.87

                   Diluted EPS (Fiscal 2005)         $2.53
              EPS Excluding Gillette Growth        12% - 13%


     CORE DILUTED NET EARNINGS PER SHARE GROWTH. Core diluted net earnings per share exclude amortization of goodwill and indefinite-lived intangibles, no longer required under accounting rules beginning in 2002, as well as restructuring charges related to the Organization 2005 from reported diluted net earnings per share. The table below provides a reconciliation of reported diluted net earnings per share to core diluted net earnings per share:

                                     FY01   FY02   FY03   FY04   FY 05  FY 06
                                     ----   ----   ----   ----   -----  -----
Reported Diluted Net Earnings        $0.92  $1.39  $1.70  $2.20  $2.53  $2.64
Per Share

Add Back: Goodwill/Indefinite-       $0.61  $0.26  $0.19  $0.00  $0.00  $0.00
lived intangibles amortization and
and Organization 2005 Restructuring
charges

Core Diluted Net Earnings Per Share  $1.53  $1.65  $1.89  $2.20  $2.53  $2.64


The compound average annual growth rate for Core Diluted Net Earnings per Share between 2001 - 2006 is 12%.

     The restructuring program began in 1999 as part of the Company's Organization 2005 initiative and was substantially completed at the end of fiscal year 2003. Restructuring program charges include separation related costs, asset write-downs, accelerated depreciation and other costs directly associated with the Company's reorganization. Restructuring program charges are not included in business segment results, but instead are reported in corporate. The Company believes investors gain additional perspective of underlying business trends and results by providing a measure of earnings excluding restructuring program charges - particularly now that the program is substantially completed. This is consistent with the Company's business segment reporting and internal management goal-setting, and is a factor used in determining at-risk compensation levels. A historical reconciliation of reported-to-core financials during the Organization 2005 initiative is available on the Company's website at www.pg.com/investor. Going forward, the Company will continue to conduct projects consistent with the focus of productivity improvement and margin expansion. Beginning with fiscal year 2004, charges associated with these future projects will be absorbed in normal operating costs.

                                     # # #

Media Contacts:

P&G CORPORATE MEDIA CENTER:
--------------------------
US Callers: 1-866-PROCTER or 1-866-776-2837
International Callers: +1-513-945-9087

INVESTOR RELATIONS
------------------
Chris Peterson, 1-513-983-2414